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                                                                      Exhibit 4

                      AMENDMENT N0. 2 TO RIGHTS AGREEMENT

Pursuant to Section 26 of the Rights Agreement (the "Rights Agreement"), dated February 8, 1988 as amended by Amendment No.1 thereto between Service Merchandise Company, Inc. (the "Company") and Harris Trust and Savings Bank as successor rights agent (the "Rights Agent"), the Rights Agent is hereby notified and directed that the Rights Agreement is hereby amended (this "Amendment No. 2") to provide that the definition of Acquiring Person in Section 1 shall be amended and restated as follows:

         (a) "Acquiring Person" shall mean any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) which shall be the Beneficial Owner of 15% or more of the shares of Company Common Stock then outstanding.

and further the definition of Distribution Date in Section 3 is amended and restated to read as follows:

         (a) Until the earlier of (i) the Close of Business on the tenth day after the stock Acquisition Date, and (ii) the Close of Business on the tenth day after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act Regulations, if upon consummation thereof such Person would be the Beneficial Owner of 15% or more of the shares of Company Common Stock then outstanding (the earlier of (i) and (ii) above being the "Distribution Date"), and further Section 11(a)(ii)(B) is amended and restated to read as follows:

         (B) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) shall become the Beneficial Owner of 15% or more of the shares of Company Common Stock then outstanding, other than pursuant to any transaction set forth in Section 13(a) hereof; or

This Amendment No. 2 is effective as of February 15, 1995 and all references to the Rights Agreement shall, as of such date, be deemed to be references to the rights Agreement as amended by Amendment No. 1 and this Amendment No. 2.